EXHIBIT 10.5

Date:  January 27, 2014

To: Intrepid Resources Corporation LLC,

From: Americas Diamond Corp.

Dear Sir,

Americas Diamond Corp. (“ADMC”) wish to purchase three leases, Springer, Brimmer and Bell, located in Montgomery County Kansas. These assets which are subject to existing net profits and royalty interests have been valued at $299,722,830, $452,369,925 and $299,902,831 respectively by a professional appraiser following the guidelines and rules required by the State of Kansas.

ADMC intends to develop these leases by drilling new wells and working existing wells to maximize production capabilities. ADMC intends to commit a minimum of $4,000,000 to be spent on this effort.  Both parties agree to work together to achieve this objective. IOC will submit proposed work programs to ADMC to facilitate this objective.

ADMC agrees to purchase and IOC agrees to sell these assets under the following terms

1)

Sale of lease

a.

IOC will form a new corporation under the laws of Kansas to be called “American Oil and Gas, Inc.” (“NewCo”) or other name as mutually agreed upon. IOC will transfer the leases to NewCo subject to the retention of existing net profits and royalty interest. The lease will be encumbered by the following additional interests.

i.

Seller will retain an additional 12.5% royalty interest.

ii.

ADMC will acquire 100% of the working interest as a result of its acquisition of NewCo.

iii.

Seller will retain a 50% net profits interest on all new wells or wells that are reworked after ADMC has recovered 100% of its costs on that new well or well that has been reworked.

b.

ADMC will purchase 100% of the shares NewCo as follows:

i.

A total consideration of $6,000,000 to be paid ½ in cash and ½ in ADMC shares.

1.

The $3,000,000 in cash will be paid as follows:

a.

Payment of $75,000 within 10 days of signing this agreement, whichever is later

b.

Payment of $75,000 within 60 days of signing this agreement.

c.

Promissory Note of $2,850,000 bearing an interest rate of 3%. Monthly interest only payments will be made commencing 60 days from closing of this Agreement. Principal payments will commence no later than August 1,

2014 and will be the greater of $20,000 or 50% of the net cash flow from production. IOC will retain a security interest in the lease, property, equipment and other assets.

d.

At Closing IOC or its assignees will receive 15,000,000 shares of ADMC shares which will bear the restrictive SEC 144 legend for a total deemed value of $0.20 per share for a total $3,000,000.  This is structured as a tax free exchange to IOC. IOC or its assignees will comply with the SEC 144 hold period restriction of one year as modified or changed by the SEC.

2)

Other Agreements

Both parties to agree to prepare and sign such additional documents or agreements to reflect the intent of this agreement. This will include, but not be limited to, the following:

A)

This agreement is subject to the laws of the State of Nevada.

B)

NewCo will be audited at ADMC cost and closing will take place after completion of the audit. ADMC anticipates closing within 30 days after its formation.

C)

IOC agrees to obtain necessary regulatory approval for NewCo to operate in the State of Kansas.

D)

ADMC agrees to operate the wells in an environmentally friendly manner. ADMC will evaluate providing electricity to operate the wells from a renewable energy source, such as windmills, in lieu of the current method of diesel generated power. Diesel can continue to be used as a standby energy source even after the renewable energy source is provided. ADMC will make public announcements to this effect.

If acceptable please sign and return a copy of this letter.

Sincerely,

/s/ Daniel Martinez

President of Americas Diamond Corp

Accepted and Approved

/s/ Justin Herman

President of Intrepid Resources Corporation LLC

ADMC Oil Purchase Agreement   page  2